SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G*

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)**


                               IKOS Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   451716203
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 21, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)

--------
     *            Final amendment.
     **           The  remainder  of this  cover  page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 2 of 37 Pages
----------------------------------             ---------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
  NUMBER OF         5      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                    133,697 shares
   OWNED BY
     EACH       ----------------------------------------------------------------
  REPORTING
 PERSON WITH
                    6      SHARED VOTING POWER

                                 11,303(1) shares
                ----------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER

                                 133,697 shares
                ----------------------------------------------------------------
                    8 SHARED DISPOSITIVE POWER

                                 11,303(1) shares
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      145,000(1) shares
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      1.7%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 11,303 shares of Common Stock held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 3 of 37 Pages
----------------------------------             ---------------------------------

================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF          5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                     11,303 shares
  OWNED BY
    EACH        ----------------------------------------------------------------
 REPORTING
PERSON WITH
                    6      SHARED VOTING POWER

                                 133,697(1) shares
                ----------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER

                                 11,303 shares
                ----------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                                 133,697(1) shares
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         145,000(1) shares
--------------------------------------------------------------------------------
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         1.7%
--------------------------------------------------------------------------------
     12         TYPE OF REPORTING PERSON*

                         PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 133,697 shares of Common Stock held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 4 of 37 Pages
----------------------------------             ---------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF          5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                     0 shares
  OWNED BY
    EACH        ----------------------------------------------------------------
 REPORTING
PERSON WITH
                    6      SHARED VOTING POWER

                                 11,303(1) shares
                ----------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER

                                 0 shares
                ----------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                                 11,303(1) shares
--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      11,303(1) shares
--------------------------------------------------------------------------------
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.1%
--------------------------------------------------------------------------------
     12         TYPE OF REPORTING PERSON*

                         OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 11,303 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Wheatley Management, Ltd. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 5 of 37 Pages
----------------------------------             ---------------------------------

================================================================================
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wheatley Partners, LLC
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       145,000(1) shares
                ----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
                ----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       145,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     145,000(1) shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.7%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 133,697 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 11,303 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Wheatley Partners, LLC disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 6 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Barry Fingerhut
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY
    EACH        ----------------------------------------------------------------
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       145,000(1) shares
                ----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
                ----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       145,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     145,000(1)shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.7%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 133,697 shares of Common Stock which are held by Wheatley Partners, L.P. and (ii) 11,303 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 7 of 37 Pages
----------------------------------             ---------------------------------

================================================================================
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Barry Rubenstein
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           5,000 shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       405,000(1) shares
                 ---------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       5,000 shares
                 ---------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       405,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                         410,000(1) shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         4.9%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 133,697 shares of Common Stock which are held by Wheatley Partners, L.P., (ii) 11,303 shares of Common Stock which held by Wheatley Foreign Partners, L.P., (iii) 50,000 shares of Common Stock which are held by Woodland Partners, (iv) 150,000 shares of Common Stock one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures, (v) 60,000 shares of Common Stock which are held by Brookwood Partners, L.P. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 8 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Partners
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           50,000 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       0 shares
                ----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       50,000 shares
                ----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     50,000 shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.6%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 9 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Seneca Ventures
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           75,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       0 shares
               -----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       75,000 shares
               -----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     75,000 shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.9%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 10 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Venture Fund
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           75,000 shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       0 shares

                ---------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       75,000 shares
                ---------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     75,000 shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.9%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 11 of 37 Pages
----------------------------------             ---------------------------------



     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Woodland Services Corp.
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       150,000 (1) shares
               -----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
               -----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       150,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     150,000(1) shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.8%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 150,000 shares of Common Stock, one-half of which is held by each of Woodland Venture Fund and Seneca Ventures. Woodland Services Corp. disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 12 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Marilyn Rubenstein
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       260,000(1) shares
                 ---------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
                 ---------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       260,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     260,000(1) shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     3.1%
     12     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 50,000 shares of Common Stock which are held by Woodland Partners, (ii) 150,000 shares of Common Stock one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures and (iii) 60,000 shares of Common Stock which are held by Brookwood Limited Partnership. Mrs. Rubenstein disclaims beneficial ownership of these securities, except to the extent of her respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 13 of 37 Pages
----------------------------------             ---------------------------------

================================================================================
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     The Marilyn and Barry Rubenstein Family Foundation
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       0 shares
                 ---------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
                 ---------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     0 shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.0%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     [00]
================================================================================

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 14 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           60,000 shares
  OWNED BY       ---------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       0 shares
                 ---------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       60,000 shares
                 ---------------------------------------------------------------
               8 SHARED DISPOSITIVE POWER

                        0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     60,000 shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.7%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 15 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Brian Rubenstein
--------------------------------------------------------------------------------
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3             SEC USE ONLY

--------------------------------------------------------------------------------
     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                            United States
--------------------------------------------------------------------------------
 NUMBER OF                 5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                                  0 shares
  OWNED BY           -----------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                           6         SHARED VOTING POWER

                                              0 shares

                     -----------------------------------------------------------
                           7         SOLE DISPOSITIVE POWER

                                              0 shares
                     -----------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER

                                              0 shares
--------------------------------------------------------------------------------
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                            0 shares
--------------------------------------------------------------------------------
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
--------------------------------------------------------------------------------
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            0.0%
--------------------------------------------------------------------------------
     12            TYPE OF REPORTING PERSON*

                            OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 16 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Rebecca Rubenstein
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       0 shares
               -----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
               -----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       0 shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     0 shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.0%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 17 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Irwin Lieber
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       145,000(1) shares
               -----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
               -----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       145,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     145,000(1) shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.7%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 133,697 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 11,303 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 18 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Jonathan Lieber
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF          5         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                           0 shares
   OWNED BY      ---------------------------------------------------------------
     EACH
  REPORTING
 PERSON WITH
                     6         SHARED VOTING POWER

                                        145,000(1) shares
                 ---------------------------------------------------------------
                     7         SOLE DISPOSITIVE POWER

                                        0 shares
                 ---------------------------------------------------------------
                     8         SHARED DISPOSITIVE POWER

                                        145,000(1) shares
--------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

                      145,000(1) shares
--------------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      1.7%
--------------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 133,697 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 11,303 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 19 of 37 Pages
----------------------------------             ---------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                     Seth Lieber
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                           0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                       145,000(1) shares
                ----------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                                       0 shares
                ----------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                                       145,000(1) shares
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                     145,000(1) shares
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.7%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 133,697 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 11,303 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 20 of 37 Pages
----------------------------------             ---------------------------------


Item 1.

    (a)  Name of Issuer:   IKOS Systems, Inc.
    (b)  Address of Issuer's Principal Executive Offices:
                           19050 Pruneridge Avenue
                           Cupertino, California 95014

Item 2.

    1.   (a)   Name of Person Filing:    Wheatley Partners, L.P.
         (b)   Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
         (c)   Place of Organization:    Delaware
         (d)   Title of Class of Securities:
                                                  Common Stock
         (e)   CUSIP Number:             451716203

    2.   (a)   Name of Person Filing:    Wheatley Foreign Partners, L.P.
         (b)   Address of Principal Business Office, or if none, Residence:
                                         Third Floor
                                         One Capital Place
                                         P.O. Box 1062
                                         George Town, Grand Cayman
                                         Cayman Islands, B.W.I.
         (c)   Place of Organization:    Delaware
         (d)   Title of Class of Securities:
                                                  Common Stock
         (e)   CUSIP Number:             451716203

    3.   (a)   Name of Person Filing:    Wheatley Management Ltd.
         (b)   Address of Principal Business Office, or if none, Residence:
                                         Third Floor
                                         One Capital Place
                                         P.O. Box 1062
                                         George Town, Grand Cayman
                                         Cayman Islands, B.W.I.
         (c)   Place of Organization:    Cayman Islands, B.W.I.
         (d)   Title of Class of Securities:
                                                  Common Stock
         (e)   CUSIP Number:             451716203

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 21 of 37 Pages
----------------------------------             ---------------------------------




    4.   (a)   Name of Person Filing:    Wheatley Partners, LLC
         (b)   Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
         (c)   Place of Organization:    Delaware
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    5.   (a)   Name of Person Filing:    Barry Fingerhut
         (b)   Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
         (c)   Citizenship:              United States
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    6.   (a)   Name of Person Filing:    Barry Rubenstein
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Citizenship:              United States.
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    7.   (a)   Name of Person Filing:    Woodland Partners
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Place of Organization:    New York
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    8.   (a)   Name of Person Filing:    Seneca Ventures
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Place of Organization:    New York
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    9.   (a)   Name of Person Filing:    Woodland Venture Fund
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Place of Organization:    New York
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    10.  (a)   Name of Person Filing:    Woodland Services Corp.
         (b)   Address of Principal Business Office, or if none, Residence:

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 22 of 37 Pages
----------------------------------             ---------------------------------




                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Place of Organization:    New York
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    11.  (a)   Name of Person Filing:    Marilyn Rubenstein
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Citizenship:              United States
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    12.  (a)   Name of Person Filing:    The Marilyn and Barry Rubenstein Family
                       Foundation
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Place of Organization:    New York
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    13.  (a)   Name of Person Filing:    Brookwood Partners, L.P.
         (b)   Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
         (c)   Citizenship:              New York
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    14.  (a)   Name of Person Filing:    Brian Rubenstein
         (b)   Address of Principal Business Office, or if none, Residence:
                                         36 Barstow Road
                                         Great Neck, NY 11021
         (c)   Citizenship:              United States.
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    15.  (a)   Name of Person Filing:    Rebecca Rubenstein
         (b)   Address of Principal Business Office, or if none, Residence:
                                         300 East 75th Street
                                         New York, NY 10021
         (c)   Citizenship:              United States.
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

    16.  (a)   Name of Person Filing:    Irwin Lieber
         (b)   Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 23 of 37 Pages
----------------------------------             ---------------------------------




         (c)   Citizenship:              United States.
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203


     17. (a)   Name of Person Filing:    Jonathan Lieber
         (b)   Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
         (c)   Citizenship:              United States.
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

     18. (a)   Name of Person Filing:    Seth Lieber
         (b)   Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
         (c)   Citizenship:              United States.
         (d)   Title of Class of Securities:
                                         Common Stock
         (e)   CUSIP Number:             451716203

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                           Not Applicable

         (a) / / Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

         (b) / / Bank as defined in section 3(c)(6) of the Exchange Act.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 24 of 37 Pages
----------------------------------             ---------------------------------




         (c) / / Insurance  company as defined in section 3(a)(19)
                           of the Exchange Act.

         (d) / / Investment company registered under section 8 of the Investment Company Act.

         (e) / / An    investment    adviser    in    accordance    with    Rule
                 13d-1(b)(1)(ii)(E);

         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) / / A  church  plan  that  is  excluded   from  the
                 definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed  pursuant to Rule 13d-1(c),  check this box.
         /X/

Item 4.  Ownership

    1.  Wheatley Partners, L.P.:
        (a)  Amount Beneficially Owned: 145,000 shares.
        (b)  Percent of Class: 1.7%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 133,697 shares.
             (ii)     shared power to vote or direct the vote: 11,303 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      133,697 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      11,303 shares.*

    2.  Wheatley Foreign Partners, L.P.:
        (a)  Amount Beneficially Owned: 145,000 shares.
        (b)  Percent of Class: 1.7%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 11,303 shares.
             (ii)     shared power to vote or direct the vote: 133,697 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      11,303 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      133,697 shares.*

    3.  Wheatley Management Ltd.:
        (a) Amount Beneficially Owned: 11,303 shares. Reporting person is a general partner of Wheatley Foreign Partners, L.P.
        (b)  Percent of Class: 0.1%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 11,303 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 25 of 37 Pages
----------------------------------             ---------------------------------




             (iv)     shared power to dispose or direct the disposition of:
                      11,303 shares.*

    4.  Wheatley Partners, LLC:
        (a) Amount Beneficially Owned: 145,000 shares. Reporting person is the general partner of Wheatley Partners, L.P. and also a general partner of Wheatley Foreign Partners, L.P.
        (b)  Percent of Class: 1.7%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 145,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      145,000 shares.*

    5.  Barry Fingerhut:
        (a) Amount Beneficially Owned: 145,000 shares. Reporting person is a member and Executive Vice President of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
        (b)  Percent of Class: 1.7%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 145,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      145,000 shares.*

    6.  Barry Rubenstein:
        (a) Amount Beneficially Owned: 410,000 shares. Reporting person is a member and Chief Executive Officer of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., a general partner of Woodland Partners, Seneca Ventures and Woodland Venture Fund the President and sole shareholder of Woodland Services Corp., a Trustee of The Marilyn and Barry Rubenstein Family Foundation and a General Partner of Brookwood Partners, L.P.
        (b)  Percent of Class: 4.9%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 5,000 shares.
             (ii)     shared power to vote or direct the vote: 405,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      5,000 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      405,000 shares.*

    7.  Woodland Partners:
        (a)  Amount Beneficially Owned: 50,000 shares.
        (b)  Percent of Class: 0.6%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 50,000 shares.
             (ii)     shared power to vote or direct the vote: 0 shares.
             (iii)    sole power to dispose or direct the disposition of:
                      50,000 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      0 shares.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 26 of 37 Pages
----------------------------------             ---------------------------------




    8.  Seneca Ventures:
        (a)  Amount Beneficially Owned: 75,000 shares.
        (b)  Percent of Class: 0.9%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 75,000 shares.
             (ii)     shared power to vote or direct the vote: 0 shares.
             (iii)    sole power to dispose or direct the disposition of:
                      75,000 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      0 shares.

    9.  Woodland Venture Fund:
        (a)  Amount Beneficially Owned: 75,000 shares.
        (b)  Percent of Class: 0.9%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 75,000 shares.
             (ii)     shared power to vote or direct the vote: 0 shares.
             (iii)    sole power to dispose or direct the disposition of:
                      75,000 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      0 shares.

    10. Woodland Services Corp.:
        (a) Amount Beneficially Owned: 150,000 shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
        (b)  Percent of Class: 1.8%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 150,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      150,000 shares.*

    11. Marilyn Rubenstein:
        (a) Amount Beneficially Owned: 260,000 shares. Reporting person is a general partner of Woodland Partners, the Secretary and Treasurer of Woodland Services Corp., a general partner of Seneca Ventures and Woodland
             Venture  Fund,  a Trustee  of The  Marilyn  and Barry
             Rubenstein Family Foundation and a General Partner of
             Brookwood Partners, L.P.
        (b)  Percent of Class: 3.1%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 260,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      260,000 shares.*

    12. The Marilyn and Barry Rubenstein Family Foundation:
        (a)  Amount Beneficially Owned: 0 shares.
        (b)  Percent of Class: 0.0%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 0 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 27 of 37 Pages
----------------------------------             ---------------------------------




             (iv)     shared power to dispose or direct the disposition of:
                      0 shares.

     13. Brookwood Partners, L.P.:
         (a) Amount Beneficially Owned: 60,000 shares.
         (b) Percent of Class: 0.7%
         (c) Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 60,000 shares.
             (ii)     shared power to vote or direct the vote: 0 shares.
             (iii)    sole power to dispose or direct the disposition of:
                      60,000 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      0 shares.

     14. Brian Rubenstein:
         (a) Amount Beneficially Owned: 0 shares. Reporting person is a Trustee of the Marilyn and Barry Rubenstein Family Foundation.
         (b) Percent of Class: 0.0%
         (c) Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 0 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      0 shares.*

     15. Rebecca Rubenstein:
         (a) Amount Beneficially Owned: 0 shares. Reporting person is a Trustee of The Marilyn and Barry Rubenstein Family Foundation.
         (b)  Percent of Class: 0.0%
         (c)  Number of shares as to which such person has:
              (i)      sole power to vote or direct the vote: 0 shares.
              (ii)     shared power to vote or direct the vote: 0 shares.*
              (iii)    sole power to dispose or direct the disposition of:
                       0 shares.
              (iv)     shared power to dispose or direct the disposition of:
                       0 shares.*

     16. Irwin Lieber:
         (a) Amount Beneficially Owned: 145,000 shares. Reporting person is a member and President, Secretary and Treasurer of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., and
              President and a Director of Wheatley Management Ltd., a general partner of Wheatley Foreign Partners, L.P.
         (b)  Percent of Class: 1.7%
         (c)  Number of shares as to which such person has:
              (i)      sole power to vote or direct the vote: 0 shares.
              (ii)     shared power to vote or direct the vote: 145,000 shares.*
              (iii)    sole power to dispose or direct the disposition of:
                       0 shares.
              (iv)     shared power to dispose or direct the disposition of:
                       145,000 shares.*

     17. Jonathan Lieber:
         (a) Amount Beneficially Owned: 145,000 shares. Reporting person is a member and Vice President of Wheatley Partners, LLC, the

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 28 of 37 Pages
----------------------------------             ---------------------------------




             general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
        (b)  Percent of Class: 1.7%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 145,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      145,000 shares.*

    18. Seth Lieber:
        (a) Amount Beneficially Owned: 145,000 shares. Reporting person is a member and Vice President of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
        (b)  Percent of Class: 1.7%
        (c)  Number of shares as to which such person has:
             (i)      sole power to vote or direct the vote: 0 shares.
             (ii)     shared power to vote or direct the vote: 145,000 shares.*
             (iii)    sole power to dispose or direct the disposition of:
                      0 shares.
             (iv)     shared power to dispose or direct the disposition of:
                      145,000 shares.*

--------------------------
*   The  reporting   person   disclaims   beneficial   ownership  of  these
    securities, except to the extent of his or its equity interest therein.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 29 of 37 Pages
----------------------------------             ---------------------------------




Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 30 of 37 Pages
----------------------------------             ---------------------------------


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2000              WHEATLEY PARTNERS, L.P.
                                     By: Wheatley Partners, LLC,
                                         General Partner

                                     By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                     Barry Rubenstein, Chief Executive
                                     Officer

                                     WHEATLEY PARTNERS, LLC


                                     By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                     Barry Rubenstein, Chief Executive
                                     Officer


                                     /s/ Barry Rubenstein
                                     -------------------------------------------
                                     Barry Rubenstein


                                     /s/ Irwin Lieber
                                     -------------------------------------------
                                     Irwin Lieber


                                     /s/ Barry Fingerhut
                                     -------------------------------------------
                                     Barry Fingerhut


                                     /s/ Seth Lieber
                                     -------------------------------------------
                                     Seth Lieber


                                     /s/ Jonathan Lieber
                                     -------------------------------------------
                                     Jonathan Lieber

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 31 of 37 Pages
----------------------------------             ---------------------------------




                                     WHEATLEY MANAGEMENT LTD.


                                     By:  /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, President


                                     WHEATLEY FOREIGN PARTNERS, L.P.
                                     By:  Wheatley Partners, LLC, General
                                              Partner

                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, Chief Executive
                                        Officer


                                     SENECA VENTURES

                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General
                                        Partner


                                     WOODLAND PARTNERS

                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General
                                        Partner


                                     THE MARILYN AND BARRY RUBENSTEIN
                                     FAMILY FOUNDATION

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, Trustee

                                     BROOKWOOD PARTNERS, L.P.

                                     By: /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                           /s/ Brian Rubenstein
                                     -------------------------------------------
                                                  Brian Rubenstein


                                           /s/ Rebecca Rubenstein
                                     -------------------------------------------
                                                  Rebecca Rubenstein

----------------------------------             ---------------------------------
CUSIP No. 451716203                   13G          Page 32 of 37 Pages
----------------------------------             ---------------------------------




                                     WOODLAND VENTURE FUND


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                       Barry Rubenstein, a General
                                       Partner


                                          /s/ Marilyn Rubenstein
                                     -------------------------------------------
                                             Marilyn Rubenstein


                                     WOODLAND SERVICES CORP.


                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, President